Exhibit 5.2

aaw
FREYR Battery
Société anonyme
412F, route d’Esch
L-2086 Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg: B251199

Luxembourg, 6 August 2021

RC/PHH/CAK - 032638-70000.34467605v16

Adama – Legal Opinion – Form S-1 Registration Statement

Dear Madams, dear Sirs,

1.

We are lawyers admitted to practice under the laws of Luxembourg. We are acting as Luxembourg counsel for the Company in connection with the Registration Statement relating to the Business Combination provided in the Business Combination Agreement.

Capitalised terms used in this Opinion shall, unless defined in appendix A, have the meaning as ascribed to them in the Registration Statement.

In arriving at the opinions expressed in this Opinion, we have examined and relied exclusively on the Documents (excluding its annexes or schedules or exhibits and entered into by or affecting the Company).

A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.

This Opinion is limited to Luxembourg Law. We express no opinion with respect to any laws, rules or regulations other than Luxembourg Law (specifically we have made no independent investigation of the laws of the State of New York, Cayman Islands law and Norwegian law). We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, regulatory, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg, other than as set forth herein); or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg Law even in cases where, under Luxembourg Law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

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3.

We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Business Combination Documents. We express no opinion as to any warranties and representations given or made by the Company (expressly or implied), save and insofar as the matters warranted are the subject matter of specific opinion in this letter. We express no opinion on the validity or enforceability against all relevant parties of the Business Combination Agreement or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are the subject matter of specific opinions in this Opinion. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents, except if any such matter is the subject of a specific opinion in this Opinion. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination.

ASSUMPTIONS

4.	For the purpose of this Opinion we have assumed:
4.1.

the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies; the conformity to the signed originals of the Business Combination Documents examined by us in draft or execution form only;

4.2.

that, in respect of the Business Combination Agreement and each of the transactions contemplated by, referred to in, provided for or effected by the Business Combination Agreement (a) each of the parties to the Business Combination Agreement entered into the Business Combination Agreement in good faith and for the purpose of carrying out its business, on arm's length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws, rules or regulations of any jurisdiction; (b) the entry into the Business Combination Agreement and the performance of any rights and obligations under the Business Combination Agreement are in the best corporate interests (intérêt social) of the Company and the Company derives an economic and commercial benefit from the entering into and performance of the Business Combination Agreement ; and (c) the legality, validity and binding effect of them and their enforceability against each of the parties to the Business Combination Agreement are not affected by any matter or fact such as fraud, coercion, duress, undue influence or mistake;

4.3.

that (a) the Articles of Association, the Excerpt and the Non-Registration Certificate (and the information contained therein) are true, complete, up-to-date and that the information published with respect to the Company in the Excerpt and the Non-Registration Certificate was complete, up-to-date and accurate at the time of our search made on 6 August 2021 on the RESA and has not been modified since such search, except that the Articles of Association and the Excerpt do not reflect the latest amendments to the Articles of Association and/or information contained in the Notarial Deed which shall be filed by the instrumenting notary with the Luxembourg Trade and Companies’ Register and shall be published in the RESA within one month from the date of the enactment of the Notarial Deed, in accordance with Luxembourg law; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Articles of Association, the Excerpt and the Non-Registration Certificate is true and correct;

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4.4.

that (a) the sole director of the Company has properly performed his duties; (b) the delegate of the board of directors of the Company has properly performed his duties; (c) the Resolutions are and the Delegate Decisions are be true records of the proceedings described therein; (d) the resolutions set out in the Resolutions remain in full force and effect without modification; (e) all provisions relating to the declaration of conflicting interests or the power of the interested directors of the Company to vote have been fully observed;

4.5.

the legal capacity and legal right under all relevant laws and regulations of all individuals (other than the Company) signing the Business Combination Agreement or who give information on which we rely;

4.6.that each person expressed to be a party to the Business Combination Agreement (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

4.7.that the Business Combination Agreement is within the capacity and powers of, and has been, validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and constitutes the legal, valid, binding and enforceable obligations of all relevant parties (other than the Company) in accordance with its terms under all applicable laws;

4.8.

that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company is located at its registered office (siège statutaire) in Luxembourg; that for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.9.	that none of the Luxembourg non-resident parties to the Business Combination Agreement has a permanent establishment or a permanent representative in Luxembourg;
4.10.

that the Company has complied with all legal requirements of the Domiciliation Law or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the CSSF in connection with the Domiciliation Law;

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4.11.

that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations which may be required in connection with the Business Combination Agreement from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect; that all requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Business Combination Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that all conditions to which the Business Combination Agreement are subject have been satisfied;

4.12.	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this Opinion;
4.13.	that all conditions to the Business Combination Agreement and the transactions contemplated therein have been met;
4.14.	that there are and have been no dealings between the parties which affect the Business Combination Agreement;
4.15.	that none of the parties to the Business Combination Agreement has acted or will act with a view to defraud third parties’ (including creditors’) rights;

4.16.that the Business Combination Agreement has the same meaning under the laws by which it is governed as it would have if it were interpreted under Luxembourg law by a Luxembourg court;

4.17.	that the PIPE Subscription Agreements have all been validly executed by the respective parties thereto (except for the Company);
4.18.	that the authorised share capital of the Company authorised as to the amount to allow for the exercise of the Warrants shall be reserved by the Company for the exercise of the Warrants;
4.19.

that the Contribution in Kind, the First PIPE Investment, the Preferred Shares Contribution, the Second PIPE Investment, the Cross-Border Merger and the Third PIPE Investment have been effected in accordance with the terms and conditions of the Business Combination Agreement, the Plan of Merger (regarding the Cayman Merger), the Certificate of Merger (regarding the Cayman Merger) and the Draft Merger Terms (regarding the Cross-Border Merger) and are effective in accordance with the Business Combination Agreement and the applicable laws and regulations of the Cayman Islands and Norway; and

4.20.	that the Warrants will be validly exercised.

OPINIONS

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5.

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg Law and is subject to the jurisdiction of the courts of Luxembourg only. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	the Company is a société anonyme incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg law;
5.2.

according to, and based solely on, the Non-Registration Certificate, on 5 August 2021 none of the following judicial decisions had been recorded with the Luxembourg Trade and Companies’ Register with respect to the Company: (a) judgments or decisions pertaining to the commencement of bankruptcy proceedings (faillite); (b) judgments or court orders approving a voluntary arrangement with creditors (concordat préventif de la faillite); (c) court orders pertaining to a suspension of payments (sursis de paiement); (d)  judicial decisions regarding controlled management (gestion contrôlée); (e) judicial decisions  pronouncing its dissolution or deciding on its liquidation; (f) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire); or (g) judicial decisions taken by foreign judicial authorities concerning bankruptcy, voluntary arrangements or any analogous proceedings in accordance with the Insolvency Regulation. We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above;

5.3.

according to, and based solely on, the Directors Certificate, the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally;

5.4.

the Shares are validly issued in accordance with the Articles of Association and fully paid and non-assessable (which means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of the Shares); and

5.5.	if the Warrants are exercised, the Shares underlying the Warrants will be validly issued in accordance with the Articles of Association.

QUALIFICATIONS

6.	The opinions expressed in this Opinion are subject to the following qualifications:
6.1.

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other

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jurisdictions. This Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.

a Non-Registration Certificate does not determine conclusively whether or not the judicial decisions referred to in it have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of the Company with respect to the commencement of bankruptcy proceedings (faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or voluntary arrangements that a Company may have entered into with its creditors (concordat préventif de la faillite), judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation. Each Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered and if such judicial decision was recorded with the Luxembourg Trade and Companies Register before the date referred to in the Non-Registration Certificate;

6.3.	judicial decisions made in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg Trade and Companies Register;
6.4.

deeds (actes) or extracts of deeds (extraits d'actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the functioning, the appointment of managers or directors and the liquidation of the Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;

6.5.

there may be a lapse between the filing of a document and its actual publication on the RESA. Filings made with the Luxembourg Trade and Companies Register prior to the year 2000 are not available on its website. The results of our search on the website of the Luxembourg Trade and Companies Register is therefore limited to documents filed from the year 2000 onwards;

6.6.

the non-compliance by the Company with criminal laws, the provisions of the Commercial Code or the laws governing commercial companies including the requirement to file its annual accounts with the Luxembourg Trade and Companies Register may trigger the application of Article 1200-1 of the Companies Law according to which the District Court (Tribunal d'Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d'Etat), decide on the dissolution and order the liquidation of the non-complying Company;

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6.7.

in the case of court proceedings in a Luxembourg court or the presentation of the Business Combination Agreement – either directly or by way of reference – to an autorité constituée, such court or autorité constituée may require a translation to French, German or Luxembourgish of such document;

6.8.

the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally; and

6.9.

the Notarial Deed shall be filed by the instrumenting notary with the Luxembourg Trade and Companies’ Register and shall be published in the RESA within one month from the date of the enactment of the Notarial Deed.

RELIANCE

7.

This Opinion is given on its date set out on page one. We have no obligation to update this Opinion or to inform any person of any changes in law or other matters coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

8.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

9.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

Bob Calmes

Partner

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APPENDIX A – DEFINITIONS

Articles of Association means the document listed under item 1 in appendix B.

Business Combination means the business combination provided for in the Business Combination Agreement.

Business Combination Agreement means the document listed under item 20 in appendix B.

Business Combination Documents means the documents listed under items 5 to 23 in appendix B.

Cayman Merger means the merger pursuant to the terms of the Business Combination Agreement and the Plan of Merger between the Charlie Adama Sub as absorbed company and the SPAC as absorbing and surviving entity on the First Closing Date and pursuant to which all the shares of the SPAC have been contributed in kind to the Company and in exchange for which the Company issued Shares on the First Closing Date.

Certificate of Merger means the document listed under item 17 in appendix B.

CIK Reports means the documents listed under items 12 and 13 in appendix B.

Company means FREYR Battery, a société anonyme organised under the laws of the Grand Duchy of Luxembourg, having its registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 251199.

Companies’ Law means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

Contribution in Kind means the issuance of new Shares by the Company to the SPAC Shareholders in consideration for the contribution in kind of all the shares of the SPAC to the Company as a result of the Cayman Merger pursuant to section 2.1(a) of the Business Combination Agreement.

Cross-Border Merger means the cross-border merger on the Second Closing Date pursuant to the terms of the Business Combination Agreement between Norway Merger Sub 1 as absorbed company and the Company as absorbing and surviving entity and in consideration of which the Company issued Shares to the shareholders of Norway Merger Sub 1 (except to the Company) on the Second Closing Date.

Cross-Border Merger Report means the document listed under item 14 in appendix B.

CSSF means Commission de Surveillance du Secteur Financier.

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Delegate Decisions collectively means the documents listed under items 6 to 11 in appendix B.

Directors Certificate means the document listed under item 4 in appendix B.

Documents means all the documents listed in appendix B.

Domiciliation Law means the Luxembourg law of 31 May 1999 governing the domiciliation of companies, as amended.

Draft Merger Terms means the document listed under item 21 in appendix B.

Excerpt means the document listed under item 2 in appendix B.

First PIPE Investment means the contribution in cash, on the day after the First Closing and on the day of, or prior to, the Second Closing, by a majority of the PIPE investors to the Company’s share capital in exchange for the issuance of new Shares by the Company in accordance with the terms of the respective Commitment Agreement and the Business Combination Agreement.

FREYR means FREYR AS.

Insolvency Regulation means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at (a) the date of this Opinion as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of the Grand Duchy of Luxembourg or, (b) to the extent this Opinion concerns documents signed prior to that date, the date of their signature and during the period ending on the date of this Opinion.

Luxembourg Trade and Companies’ Register means Registre de Commerce et des Sociétés de Luxembourg.

Merger EGM means the document listed under item 22 in appendix B.

Non-Registration Certificate means the document listed under item 3 in appendix B.

Norway Merger Sub 1 means Norway Sub 1 AS.

Norway Merger means the merger between FREYR as absorbing and surviving entity and Norway Merger Sub 2 pursuant to which Norway Merger Sub 1 issued the consideration contemplated thereby.

Notarial Deed means the document listed under item 18 in appendix B.

Opinion means this legal opinion including the appendices.

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PIPE Subscription Agreements means the executed version of all the subscription agreements listed under item 15 in appendix B.

Plan of Merger means the document listed under item 16 in appendix B.

Preferred Shares Contribution means the contribution in kind on the Second Closing Date by Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P. (the Company Preferred Share Transferors) of their convertible preferred shares in FREYR (or after the Norway Merger, shares in Norway Merger Sub 1) and the thereto related warrants to subscribe for ordinary shares (resulting from the exchange as a result of the Norway Merger of FREYR Shares and of FREYR Convertible Preferred Shares Linked Warrants held by the Company Preferred Share Transferors prior to the Norway Merger) to the Company’s share capital in exchange for the issuance of new Shares by the Company, in accordance with the terms and conditions of a certain share acquisition agreement between the Company and FREYR.

Registration Statement means the document listed under item 19 in appendix B.

RESA means Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

Resolutions means the document listed under item 5 in appendix B.

Second PIPE Investment means the contribution in cash on the Second Closing Date by three PIPE investors to the Company’s share capital in exchange for the issuance of new Shares by the Company in accordance with the terms of the respective Commitment Agreement and the Business Combination Agreement.

Shares means, as applicable, the ordinary shares without nominal value issued by the Company (i) in exchange for and in the context of the Contribution in Kind, the First PIPE Investment, the Preferred Shares Contribution, the Second PIPE Investment, the Cross-Border Merger and the Third PIPE Investment or, as the case may be, (ii) the ordinary shares without nominal value issued by the Company upon exercise of a Warrant.

Share Register means the document listed the document listed under item 23 in appendix B.

SPAC means Alussa Energy Acquisition Corp., a Cayman Islands exempted company.

SPAC Shareholders means the holders of shares in the SPAC.

Third PIPE Investment means the contribution in cash on the Second Closing Date by Handelsbanken Fonder AB, reg no. 556418-8851, on behalf of the Investment fund Handelsbanken Hållbar Energi to the Company’s share capital in exchange for the issuance of new Shares by the Company in accordance with the terms of the respective Commitment Agreement and the Business Combination Agreement.

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Warrants means (i) 14,375,000 Pubco Public Warrants, 8,750,000 Pubco Private Warrants and 1,500,000 Pubco Working Capital Warrants (as such terms are defined in the Registration Statement) and (ii) 2,589,394 warrants issued by the Company in exchange for warrants to purchase ordinary shares of FREYR.

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APPENDIX B – DOCUMENTS

1.A copy of the consolidated articles of association of the Company as on 15 June 2021.

2.	An electronic excerpt dated 6 August 2021 from the Luxembourg Trade and Companies’ Register relating to the Company.

3.

An electronic certificate of non-registration of a judicial decision (certificat de non-inscription d'une décision judiciaire) dated 6 August 2021 and issued in electronic form by the Luxembourg Trade and Companies Register in respect of the Company.

4.

An e-mailed copy of an executed certificate from the Company dated 6 August 2021 confirming that the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally.

5.

An e-mailed copy of an executed version of the (i) resolutions of the sole director of the Company dated 12 February 2021 approving inter alia the Business Combination and the entering by the Company into the Business Combination Agreement, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 11 June 2021, (ii) resolutions of the sole director of the Company dated 6 July 2021, approving inter alia the recording of the issuances of the Shares pursuant to the Notarial Deed, sent to us by Me Ben Reckinger, Elvinger Hoss Prussen, on 6 July 2021, and (iii) resolutions of the sole director of the Company dated 6 July 2021, approving inter alia the issuances of Shares and Warrants, sent to us by Me Eva Kupferschmidt, Elvinger Hoss Prussen, on 6 July 2021.

6.

An e-mailed copy of an executed version of the decision by the delegate of the board of directors of the Company (adopted pursuant to the Resolutions) dated 7 July 2021 regarding the issuance of the Shares and the exchange of Warrants on the First Closing Date, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

7.

An e-mailed copy of an executed version of the decision by the delegate of the board of directors of the Company (adopted pursuant to the Resolutions) dated 8 July 2021 regarding the issuance of the Shares in relation to the First PIPE Investment, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 8 July 2021.

8.

An e-mailed copy of an executed version of the decision by the delegate of the board of directors of the Company (adopted pursuant to the Resolutions) dated 9 July 2021 regarding the issuance of the Shares on the Second Closing Date in relation to the Preferred Shares Contribution, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

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9.

An e-mailed copy of an executed version of the decision by the delegate of the board of directors of the Company (adopted pursuant to the Resolutions) dated 9 July 2021 regarding the issuance of the Shares in relation to the Second PIPE Investment, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

10.

An e-mailed copy of an executed version of the decision by the delegate of the board of directors of the Company (adopted pursuant to the Resolutions) dated 9 July 2021 regarding the issuance of the Shares and the exchange of Warrants on the Second Closing Date in relation to the Cross-Border Merger, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

11.

An e-mailed copy of an executed version of the decision by the delegate of the board of directors of the Company (adopted pursuant to the Resolutions) dated 9 July 2021 regarding the issuance of the Shares in relation to the Third PIPE Investment, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

12.

An e-mailed copy of an executed version of the report on the contributions in kind issued by a Luxembourg independent auditor (cabinet de révision agréé, réviseur d’entreprises) in relation to the Contribution in Kind dated 7 July 2021, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

13.

An e-mailed copy of an executed version of the report on the contributions in kind issued by a Luxembourg independent auditor (cabinet de révision agréé, réviseur d’entreprises) (Ernst & Young) in relation to the Preferred Shares Contribution dated 9 July 2021, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

14.

An e-mailed copy of an executed version of the report dated 23 February 2021 from Ernst & Young, as independent expert appointed by the Company, in accordance with Luxembourg Law (more specifically article 1021-6 (1) and (2) of the Companies Law) and the Business Combination Agreement, with respect to the Cross-Border Merger, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

15.

The forms of subscription agreements in relation to the First PIPE Investment, the Second PIPE Investment and the Third PIPE Investment as published on 7 January 2021 on the following website:  https://www.sec.gov/Archives/edgar/data/0001781115/000121390021005350/ea134234ex10-6_alussaenergy.htm

16.	An e-mailed copy of an executed version of the plan of merger dated 7 July 2021 in respect of the Cayman Merger, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

17.

An emailed copy of an executed version of the certificate of merger issued by the Registrar of Companies Cayman Islands on 7 July 2021, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

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18.

An e-mailed copy of an executed version of the notarial acknowledgement (deed of record) (acte de constat) dated 9 July 2021, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021, recording the issuance of the Shares in the context of the Contribution in Kind, the First PIPE Investment, the Preferred Shares Contribution, the Second PIPE Investment, the Cross-Border Merger and the Third PIPE Investment and the satisfaction of the conditions precedent included in the Draft Merger Terms and thereby the effectiveness of the Cross-Border Merger.

19.

An e-mailed copy of the final registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended in relation to the proposal to offer the Shares and Warrants of the Company for sale to the public, including the resale by certain of the Company’s current shareholders and warrantholders.

20.

An e-mailed copy of an executed version of the business combination agreement governed by the laws of the State of New York dated 29 January 2021 and entered into between, among others, the Company, the SPAC and Adama Charlie Sub, sent to us by Timothy Carey, ADVOKATFIRMAET BAHR, on 9 March 2021.

21.	A copy of the notarised draft terms of merger prepared jointly by the Company and Norway Merger Sub 1 dated 17 February 2021 as published in the RESA on 19 February 2021.

22.

An e-mailed copy of an executed version of the extraordinary general meeting of the shareholders of the Company dated 21 June 2021 in front of a notary in Luxembourg in order to approve the Cross-Border Merger, subject to the conditions precedent included in the Draft Merger Terms, as published on 9 July 2021 in the RESA on 9 July 2021, and sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

23.

An emailed copy of the executed up-to-date share register of the Company as at 9 July 2021 reflecting the shareholding situation of the Company post-Business Combination, sent to us by Me Jean-Bernard Spinoit, Elvinger Hoss Prussen, on 9 July 2021.

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